                                     EXHIBIT 12.1




                          MERIDIAN INDUSTRIAL TRUST, INC.
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
            HISTORICAL AS ADJUSTED FOR THE YEAR ENDED DECEMBER 31, 1995
                                   (IN THOUSANDS)


                                   1997           1996           1995
                                 -------        -------        -------
EARNINGS:
 Net Income (Loss)               $22,688        $14,063        $10,920
    Extraordinary Item               808            411            -
    Minority Interest                 30           --              -
    Interest                      11,022          6,065          7,409
                                 -------        -------        -------
TOTAL                            $34,548        $20,539        $18,329
                                 -------        -------        -------

FIXED CHARGES:
    Interest Expense             $11,022        $ 6,065        $ 7,409
    Capitalized Interest           1,820            561            -
    Preferred Dividends            2,818          2,412            -
                                 -------        -------        -------
TOTAL                            $15,660        $ 9,038        $ 7,409
                                 -------        -------        -------

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS           2.21           2.27           2.47
                                 -------        -------        -------